Exhibit 99.1

Opexa Therapeutics Reports 2015 Year End Financial Results and Provides Corporate Update
Conference Call Scheduled Today at 4:30 PM ET
THE WOODLANDS, Texas (March 15, 2016) - Opexa Therapeutics, Inc. (NASDAQ: OPXA), a biopharmaceutical company developing personalized immunotherapies for autoimmune disorders, including Tcelna® for multiple sclerosis (MS) and OPX-212 for neuromyelitis optica (NMO), today reported financial results for the year ended December 31, 2015 , and provided an update on the Company’s recent corporate developments.
“The primary focus of the Company for 2015 was our ongoing Phase 2b Abili-T clinical trial of Tcelna in secondary progressive MS. The Abili-T trial advanced during 2015 and the release of top-line results is currently expected to occur early in the fourth quarter of this year,” stated Neil K. Warma, President and Chief Executive Officer of Opexa. “There is a high unmet medical need for secondary progressive MS patients as there are no approved treatments for these individuals. Furthermore, if we are successful in the development of Tcelna, we believe the market potential could be significant.”
“The Abili-T study currently being conducted in patients with secondary progressive MS is an important study for the MS community and we are all eagerly awaiting the results from the trial expected later this year,” said Clyde Markowitz, MD, Director of the Multiple Sclerosis Center at the University of Pennsylvania and Associate Professor of Neurology at the Hospital and one of the Principle Investigators in the Abili-T trial. “There is an urgent need for safe and effective therapies for individuals with progressive MS and Tcelna could be the therapy that provides hope to these patients.”
“Opexa continues to engage in preclinical development of OPX-212 for the treatment of NMO,” said Donald Healey, Ph.D., Chief Scientific Officer of Opexa. “Although we have been confronted with certain scientific hurdles, primarily in the manufacturing of the individual peptides, we continue to believe in OPX-212 as a novel potential therapy for this rare disease for which there are currently no approved treatments.”

Business Highlights
Clinical and Preclinical Efforts
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In February 2016, the Company announced the completion of dosing in the Phase 2b Abili-T study. The final dose was administered to the last patient in the last week of February, and 97% of all patient visits have been completed. Top-line results are expected early in the fourth quarter of 2016.
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In February 2016, a regularly scheduled meeting of the independent Data Safety Monitoring Board (DSMB) took place. The DSMB recommendation was to continue the Abili-T study as per protocol. The DSMB also stated that because dosing has been completed and no concerns over safety had been noted, no further DSMB meetings would be required for the Abili-T study.
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In April 2015, the Company was invited to present at the Annual Meeting of the American Academy of Neurology (AAN).
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In November 2015, the Company announced the successful completion of a preclinical animal study for OPX-212, its therapy candidate for NMO. The results showed a dose dependent and statistically significant reduction in pathogenic (AQP4) T-cells in a mouse model.
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OPX-212 in NMO remains an active preclinical program for Opexa. However, the Company has been confronted with challenges in the development of OPX-212, including with respect to the manufacture of OPX-212. For example, it has taken the Company longer than it expected to manufacture certain of the peptides associated with NMO due to their hydrophobic nature. While the Company believes that progress in the development of OPX-212 is possible, Opexa is currently uncertain as to the pace and potential outcome of development activities and the Company does not expect to provide guidance in the foreseeable future on any timetable with respect to its development of OPX-212 in NMO, but instead to report substantive milestones only when and if they occur.
Corporate Activities
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In March 2016, the Company announced a restructuring initiative driven by reduced operational demands associated with the Phase 2b Abili-T clinical trial of Tcelna in SPMS following administration of the final dose to the last patient, which occurred in the last week of February 2016. The restructuring is intended to allow the Company to focus resources on the completion of the Abili-T clinical trial and extends the Company’s current cash into the first quarter of 2017, providing the Company with additional runway beyond the expected release of top-line data early in the fourth quarter of 2016.
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In September 2015, Opexa announced it had secured an agreement with a private investor for up to $5 million in funding for the Company’s NMO development program, with all such funding after an initial $500,000 tranche which occurred in September 2015 to be dependent upon timely achievement of certain pre-specified development milestones. This agreement was amended in March 2016 to extend the timeframes for achieving the milestones by six months.
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In April 2015, Opexa raised $13.8 million in gross proceeds in a rights offering.
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In March 2015, the Company announced that it had received an additional $3 million payment from Merck Serono to support the Abili-T study as well as preparation and planning for potential future Phase 3 studies. Merck Serono has an Option and License Agreement with Opexa and, subject to the results of the Abili-T study, may exercise the option to advance with further development of Tcelna in MS.
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In 2015, Opexa continued work on its intellectual property estate and obtained the issuance of additional patents. Opexa’s patent estate now consists of over 160 issued patents (domestic and international) for its novel personalized immunotherapy technology.

Financial Results for the Year Ended December 31, 2015
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Cash position: Cash and cash equivalents were $12,583,764 as of December 31, 2015, compared to $9,906,373 as of December 31, 2014.

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R & D Expense: Research and development expenses were $10,039,496 for the year ended December 31, 2015, compared to $12,118,629 for the year ended December 31, 2014. The decrease in expenses was primarily due to decreases in the need for supplies used both in research and clinical trial product manufacturing operations and decreased clinical investigator costs associated with a decreasing number of patients in the Abili-T clinical study following completion of participation.
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G & A Expense: General and administrative expenses were $4,258,147 for the year ended December 31, 2015, compared to $3,833,370 for the year ended December 31, 2014. The increase in expenses is due to an increase in staff compensation expenses, higher professional service fees and higher insurance premiums. These increases were partially offset by lower stock option expenses.
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Net loss: Net loss reported for the year ended December 31, 2015 was $12,019,278, or $2.05 per share (basic and diluted), compared with a net loss of $15,052,263, or $4.33 per share (basic and diluted), for the year ended December 31, 2014. The decreased net loss for the year is primarily related to the increase in revenue due to the March 2015 amendment to the Company’s Option and License Agreement with Merck Serono and a decrease in research and development expenses, which was partially offset by the increase in general and administrative expenses.

Financial Guidance
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Based on the current activities of the Company and projected burn, Opexa believes it has sufficient liquidity to support its current clinical activities for the Abili-T trial of Tcelna in SPMS, to continue planned preclinical development activities for OPX-212 in NMO, and for general operations to sustain the Company and support such activities into the first quarter of 2017. Opexa expects top-line data for the Abili-T trial to be available early in the fourth quarter of 2016, and thus believes it has sufficient resources to complete such trial.

Conference Call and Webcast Details

To listen to the conference call, dial in approximately ten minutes before the scheduled 4:30 P.M. ET time to 201-689-8040 or toll free at 877-407-8133. The conference ID number is 13632961.
A live webcast of the call can also be accessed here or via the webcast link on the Investor Relations page of Opexa's website (www.opexatherapeutics.com). An archive of the webcast will be available on the Company's website until June 15, 2016.
There will be a brief Question & Answer session following management commentary.
About Opexa
Opexa is a biopharmaceutical company developing a personalized immunotherapy with the potential to treat major illnesses, including multiple sclerosis (MS) as well as other autoimmune diseases such as neuromyelitis optica (NMO). These therapies are based on Opexa’s proprietary T-cell technology. The Company’s leading therapy candidate, Tcelna®, is a personalized T-cell immunotherapy that is in a Phase 2b clinical development program (the Abili-T trial) for the treatment of secondary progressive MS. Tcelna consists of myelin-reactive T-cells, which are expanded ex vivo from the patient’s peripheral blood and reintroduced into the patient in an attenuated form via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin for each individual patient.
For more information, visit the Opexa Therapeutics website at www.opexatherapeutics.com or follow company news on Twitter via @OpexaCEO.
Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995
Statements contained in this release, other than statements of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "expects," "believes," "may," "intends," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the safety, efficacy and projected development timeline of drug candidates such as Tcelna® and OPX-212 as well as the sufficiency of our resources, constitute forward-looking statements. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation our ability to raise additional capital to continue our development programs, our ability to successfully develop potential products such as Tcelna and OPX-212, our ability to obtain, maintain and protect intellectual property rights (including for Tcelna and OPX-212), as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks are described in detail in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q. All forward-looking statements contained in this release speak only as of the date on which they were first made by us, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

OPEXA THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 31,
	2015	2014
Revenue:
Option revenue	$2,556,329	$1,271,895
Expenses:
Research and development	10,039,496	12,118,629
General and administrative	4,258,147	3,833,370
Loss on disposition of assets	1,167	-
Depreciation and amortization	351,403	387,779
Operating loss	(12,093,884)	(15,067,883)
Interest income, net	5,911	13,473
Other income, net	68,695	2,147
Net loss	$(12,019,278)	$(15,052,263)

Basic and diluted loss per share	$(2.05)	$(4.33)

Weighted average shares outstanding - Basic and diluted	5,854,438	3,477,628

Selected Balance Sheet Data:
	December 31, 2015	December 31, 2014
Cash and cash equivalents	$12,583,764	$9,906,373

Other current assets	995,067	758,943
Fixed assets, net	837,867	1,098,104
Other long term assets	-	38,939
Total assets	14,416,698	11,802,359
Total current liabilities	4,801,436	3,132,424
Total long-term liabilities	-	1,230,748
Total stockholders’ equity	9,615,262	7,439,187
Total liabilities and stockholders’ equity	$14,416,698	$11,802,359

Company Contact:
Opexa Therapeutics, Inc.
Camilla Zuckero
281.775.0609
czuckero@opexatherapeutics.com